EXHIBIT H


                              As Reported at                           Subsequent to
                              June 30, 2005                        Non-Nuclear Transfer

FirstEnergy                 Amount        Ratio                  Amount             Ratio
-----------             ------------   -----------           --------------      -----------
Common Equity           $  8,640,396      43.37%             $   8,640,396          43.37%
Preferred Stock              213,719       1.07%                   213,719           1.07%
Long-Term Debt            10,512,694      52.77%                10,512,694          52.77%
Short-Term Debt              554,824       2.79%                   554,824           2.79%
                        ------------   -----------           -------------       -----------
Total Capitalization    $ 19,921,633     100.00%             $  19,921,633         100.00%
                        ------------   -----------           -------------       -----------

Ohio Edison
-----------
Common Equity           $  2,409,698      58.71%             $   2,576,736          60.31%
Preferred Stock               75,070       1.83%                    75,070           1.76%
Long-Term Debt             1,393,799      33.95%                 1,393,799          32.63%
Short-Term Debt              226,301       5.51%                   226,301           5.30%
                        ------------   -----------           -------------       -----------
Total Capitalization    $  4,104,868     100.00%             $   4,271,906         100.00%
                        ------------   -----------           -------------       -----------

Cleveland Electric
------------------
Common Equity           $  1,854,152      41.79%             $   1,834,742          41.53%
Preferred Stock                    -       0.00%                         -           0.00%
Long-Term Debt             2,023,777      45.61%                 2,023,777          45.81%
Short-Term Debt              559,290      12.60%                   559,290          12.66%
                        ------------   -----------           -------------       -----------
Total Capitalization    $  4,437,219     100.00%             $   4,417,809         100.00%
                        ------------   -----------           -------------       -----------

Toledo Edison
-------------
Common Equity           $    827,560      49.43%             $     849,621          50.09%
Preferred Stock              126,000       7.53%                   126,000           7.43%
Long-Term Debt               387,432      23.14%                   387,432          22.84%
Short-Term Debt              333,136      19.90%                   333,136          19.64%
                        ------------   -----------           -------------       -----------
Total Capitalization    $  1,674,128     100.00%             $   1,696,189         100.00%
                        ------------   -----------           -------------       -----------

Penn Power
----------
Common Equity           $    349,059      62.81%             $     350,714          62.93%
Preferred Stock               14,105       2.54%                    14,105           2.53%
Long-Term Debt               146,941      26.44%                   146,941          26.36%
Short-Term Debt               45,597       8.21%                    45,597           8.18%
                        ------------   -----------           -------------       -----------
Total Capitalization    $    555,702     100.00%             $     557,357         100.00%
                        ------------   -----------           -------------       -----------
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